UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2007

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-13817	11-2908692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

7908 N. Sam Houston Parkway W. 5th Floor Houston, Texas		77064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 931-8884

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On May 3, 2007, the board of directors of Boots & Coots International Well Control, Inc. (the “Company”) re-approved its Annual Performance Incentive Plan (the “APIP”) and approved certain grants under its Equity Incentive Plans (the “Equity Plans”) for 2007. The APIP provides for cash payments to be made to certain employees of the Company, including Jerry Winchester, Dewitt Edwards, Gabriel Aldape, and Don Cobb, its named executive officers. Payments made under the APIP are tied to EBITDA targets established for each plan year, which targets were modified in the May 3 board meeting based upon the Company’s confidential internal business plan. The APIP sets forth specific EBITDA threshold, goal, and stretch targets, as well as the award level, as a percentage of base salary, that may be earned by the named executive officers if performance exceeds these threshold, goal, and stretch targets.

The threshold target is set at 80% of the EBITDA performance target, the goal target is set at 100% of the EBITDA performance target, and the stretch target is set at 120% of the EBITDA performance target. The APIP provides that the goal target and stretch target award levels (as a percentage of base salary) for reaching these targets for Messrs. Winchester, Edwards, Aldape, and Cobb are 60-120%, 50-100%, 50-100%, and 50-100%, respectively. The APIP will be reviewed annually by the executive team and the compensation committee for effectiveness in achieving performance targets.

The board, in conjunction with its annual incentive evaluation at its May 3 meeting, also granted restricted stock awards under the Equity Plans to certain of the Company’s named executive officers. The board approved the grant to each of Messrs. Edwards, Aldape, and Cobb of 22,222 shares of restricted stock of the Company, with the restrictions being removed from one-fourth of the shares each year for four years, at which time such shares will become freely transferable.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned thereunto duly authorized.

BOOTS & COOTS INTERNATIONAL WELL
CONTROL, INC.

Date: May 9, 2007	By:	/s/ Gabriel Aldape
Gabriel Aldape
Chief Financial Officer

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